Exhibit 99.1

Ideal Power Reports Fourth Quarter and Full Year 2025 Financial Results

AUSTIN, TX – March 10, 2026 -- Ideal Power Inc. (Nasdaq: IPWR) (“Ideal Power,” the “Company,” “we,” “us” or “our”), developer and provider of its innovative and widely patented B-TRAN® bidirectional semiconductor power switch, reports results for its fourth quarter and full year ended December 31, 2025.

“We’re excited to have signed two new customer agreements for the development of B-TRAN®-enabled solutions addressing focus applications that span solid-state circuit protection for data centers, renewable energy and energy storage systems, grid, electric vehicles and charging infrastructure,” said David Somo, President and Chief Executive Officer of Ideal Power. “We detailed the Company’s strategy, commercial opportunities, priorities and expectations on our recent Business Update Webcast Call. It’s a plan designed to accelerate commercialization and deliver increased value to our shareholders and our customers. Now that we have set out a clear path, our focus is on disciplined execution.”

Key Fourth Quarter and Recent Highlights

Execution to our B-TRAN® commercial roadmap continues, including:

●

Appointed David Somo as Chief Executive Officer, President and board director. Mr. Somo has a proven track record of driving revenue growth with extensive experience in worldwide sales, marketing, business development, corporate strategy, M&A, and product development, with full business P&L responsibility.

●

Announced multi-year strategic cooperation agreement with Lazzen for the design, development, and worldwide sales of B-TRAN®-enabled circuit protection solutions including solid-state circuit breakers (SSCBs), battery disconnect units, and electric vehicle (EV) contactors. Lazzen’s first B-TRAN®-enabled SSCB is expected to target AI data center customers.

●	Signed Letter of Intent with a power module maker in Asia to manufacture and offer B-TRAN®-based power modules for sale to their customers.

●

Engaged with Stellantis on potential development program for EV contactors. Expect remaining deliverables under existing purchase order from Stellantis for custom development and packaged B-TRAN® devices targeting EV applications to be completed by mid-2026.

●

B-TRAN® Patent Estate: Currently at 100 issued B-TRAN® patents with 48 of those issued outside of the United States and 78 pending B-TRAN® patents. Current geographic coverage includes North America, China, Taiwan, Japan, South Korea, India, and Europe.

Financial Highlights

●

Raised $12.6 million in estimated net proceeds from a public offering and concurrent private placement closed on February 25, 2026. The financing was led by the Company’s largest existing institutional shareholders, with participation from Ideal Power insiders, including our Chief Executive Officer, David Somo.

●	Cash and cash equivalents totaled $6.1 million at December 31, 2025.

●	Cash used in operating and investing activities in the fourth quarter of 2025 was $2.2 million compared to $2.6 million in the fourth quarter of 2024.

●	Cash used in operating and investing activities in the full year 2025 was $9.6 million compared to $9.2 million in the full year 2024.

●	No long-term debt was outstanding at December 31, 2025.

●

Operating expenses in the fourth quarter of 2025 were $1.9 million compared to $2.8 million in the fourth quarter of 2024 driven primarily by lower stock-based compensation expense and personnel costs.

●

Operating expenses in the full year 2025 were $10.9 million compared to $11.1 million in the full year 2024 driven primarily by lower stock-based compensation expense, largely offset by higher semiconductor foundry costs.

●

Net loss in the fourth quarter of 2025 was $1.9 million compared to $2.6 million in the fourth quarter of 2024. Net loss in the full year 2025 was $10.6 million compared to $10.4 million in the full year 2024.

Strategic Priorities

The Company has set the following strategic priorities:

●	Continue adding new opportunities to the sales funnel.

●	Drive initial revenue ramp by converting sales opportunities in the funnel to design-ins and custom development agreements.

●	Secure production order(s) with Lazzen for first solid-state circuit breaker products and expand solutions to address additional markets and applications.

●	Complete remaining deliverables under Stellantis purchase order and continue to advance opportunities for EV contactors and battery disconnect units with global automakers.

●	Continue to explore strategic investment opportunities with global market leaders.

Conference Call and Webcast: Fourth Quarter and Full Year 2025

The Company will hold a conference call on Tuesday, March 10, 2026 at 10:00 AM Eastern Time to discuss its results and host a question-and-answer session. Analysts and investors may pose questions for management during the live conference call.

Interested persons may access the live conference call by dialing 877-545-0523 (U.S./Canada callers) or 973-528-0016 (international callers), using passcode 969034. It is recommended that participants call or log in 10 minutes ahead of the scheduled start time to ensure proper connection. An operator will register your name and organization. An audio replay will be available one hour after the live call until Midnight on March 24, 2026 by dialing 877-481-4010 using passcode 53712.

The live webcast and interactive Q&A will be accessible on the Company's Investor Relations website under the Events tab HERE. The webcast will be archived on the Company’s website for future viewing.

Ideal Power Business Update: Recent Conference Call and Webcast

Management hosted a Business Update Webcast Call on February 26, 2026 which detailed the Company’s strategy, commercial opportunities, priorities and expectations. The webcast with interactive Q&A is available for viewing on the Company's Investor Relations website HERE.

About Ideal Power Inc.

Ideal Power (Nasdaq: IPWR) is the developer and provider of its innovative and widely patented B-TRAN® bidirectional semiconductor power switch. B-TRAN® offers compelling advantages over conventional technologies and addresses the demanding standards of today's solid-state circuit protection and intelligent power delivery systems. It features very low conduction losses that deliver improved power efficiency, thereby reducing energy consumption and providing cost savings. The unique bidirectional capability of B-TRAN® simplifies the design, control and diagnostics of solid-state power solutions while enabling smaller, lower cost systems. B-TRAN® delivers compelling advantages for a broad spectrum of applications including solid-state circuit breakers, static transfer switches, battery disconnect units and EV contactors that are widely used in data centers, industrial power systems, energy grid and storage systems, and electric vehicles and charging infrastructure. For more information, visit the Company’s website at www.IdealPower.com, on LinkedIn, on Twitter, and on Facebook.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Ideal Power’s management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. Such forward-looking statements include, but are not limited to, statements regarding the strategic cooperation agreement with the Lazzen for the design, development, and worldwide sales of B-TRAN®-enabled circuit protection solutions, the expectation that Lazzen’s first SSCB product featuring B-TRAN® will target AI data center customers, the potential development program for EV contactors with Stellantis, and the anticipated timing of deliverables under the purchase order from Stellantis. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the success of our B-TRAN® technology, including whether the patents for our technology provide adequate protection and whether we can be successful in maintaining, enforcing and defending our patents, our inability to predict with precision or certainty the pace and timing of development and commercialization of our B-TRAN® technology, the rate and degree of market acceptance for our B-TRAN®, the impact of global health pandemics on our business, supply chain disruptions, and the expected performance of future products incorporating our B-TRAN®, and uncertainties set forth in our quarterly, annual and other reports filed with the Securities and Exchange Commission. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements, except as required by applicable law.

Ideal Power Investor Relations Contact

Jeff Christensen
Darrow Associates Investor Relations
jchristensen@darrowir.com

703-297-6917

IDEAL POWER INC.

Balance Sheets

(unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$6,129,049	$15,842,850
Accounts receivable, net	24,000	692
Inventory	9,700	96,406
Prepayments and other current assets	377,901	356,658
Total current assets	6,540,650	16,296,606

Property and equipment, net	376,717	415,232
Intangible assets, net	2,687,466	2,611,998
Right of use asset	397,397	483,497
Other assets	44,459	19,351
Total assets	$10,046,689	$19,826,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$408,398	$104,117
Accrued expenses	471,329	374,012
Current portion of lease liability	93,435	82,681
Total current liabilities	973,162	560,810

Long-term lease liability	309,900	403,335
Other long-term liabilities	886,538	1,007,375
Total liabilities	2,169,600	1,971,520

Stockholders’ equity:
Common stock	8,539	8,337
Additional paid-in capital	125,927,443	125,327,300
Treasury stock	(13,210)	(13,210)
Accumulated deficit	(118,045,683)	(107,467,263)
Total stockholders’ equity	7,877,089	17,855,164
Total liabilities and stockholders’ equity	$10,046,689	$19,826,684

IDEAL POWER INC.

Statements of Operations

(unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024

Revenue	$-	$5,408	$37,728	$86,032
Cost of revenue	-	5,926	60,408	93,409
Gross loss	-	(518)	(22,680)	(7,377)

Operating expenses:
Research and development	786,038	1,593,515	6,047,211	6,207,218
General and administrative	1,010,792	913,495	3,766,790	3,608,536
Sales and marketing	150,717	251,052	1,096,508	1,248,044
Total operating expenses	1,947,547	2,758,062	10,910,509	11,063,798

Loss from operations	(1,947,547)	(2,758,580)	(10,933,189)	(11,071,175)

Interest income, net	49,566	162,806	354,769	653,362

Net loss	$(1,897,981)	$(2,595,774)	$(10,578,420)	$(10,417,813)

Net loss per share – basic and fully diluted	$(0.21)	$(0.29)	$(1.16)	$(1.28)

Weighted average number of shares outstanding – basic and fully diluted	9,169,248	9,043,901	9,135,261	8,165,485

IDEAL POWER INC.

Statements of Cash Flows

(unaudited)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net Loss	$(10,578,420)	$(10,417,813)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	371,419	341,045
Amortization of right of use asset	86,100	75,476
Write-off of inventory	35,987	-
Write-off of capitalized patents	34,363	62,073
Write-off of property and equipment	6,759	15,371
Gain on lease termination	-	(15,319)
Stock-based compensation	729,173	1,596,254
Decrease (increase) in operating assets:
Accounts receivable	(23,308)	69,308
Inventory	50,719	(14,956)
Prepaid expenses and other current assets	(46,351)	119,915
Increase (decrease) in operating liabilities:
Accounts payable	304,281	(300,981)
Accrued expenses and other liabilities	(23,520)	(198,898)
Lease liability	(82,681)	(74,055)
Net cash used in operating activities	(9,135,479)	(8,742,580)

Cash flows from investing activities:
Purchase of property and equipment	(119,481)	(197,266)
Acquisition of intangible assets	(330,013)	(309,162)
Net cash used in investing activities	(449,494)	(506,428)

Cash flows from financing activities:
Net proceeds from issuance of common stock and pre-funded warrants	-	15,724,818
Exercise of options and warrants	110	1,120,514
Payment of taxes upon vesting of restricted stock units	(128,938)	(228,309)
Net cash provided by (used in) financing activities	(128,828)	16,617,023

Net Increase (decrease) in cash and cash equivalents	(9,713,801)	7,368,015
Cash and cash equivalents at beginning of year	15,842,850	8,474,835
Cash and cash equivalents at end of year	$6,129,049	$15,842,850